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                                                                     EXHIBIT 99



NEWS RELEASE


                                                                  [VERIZON LOGO]

FOR IMMEDIATE RELEASE                       CONTACT:
APRIL 29, 2002                              PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com


                 VERIZON COMMUNICATIONS CHIEF FINANCIAL OFFICER
                 ANNOUNCES PLANS TO RETIRE BEFORE YEAR-END 2002

                    VICE CHAIRMAN AND CFO FREDERIC V. SALERNO
          HELPED TO BUILD VERIZON; 37 YEARS IN KEY LEADERSHIP POSITIONS


         NEW YORK - Verizon Communications Inc. (NYSE:VZ) Vice Chairman and Chief Financial Officer Frederic V. Salerno today announced his intention to retire from the company later this year, following a 37-year career in key leadership roles at Verizon and its predecessor companies. Verizon expects to name a successor shortly.

         "I wanted to let the Verizon Board of Directors know of my intentions well in advance," Salerno said. "Now that the integration of GTE and Bell Atlantic into Verizon is complete and Chuck Lee has accelerated transition plans to make Ivan Seidenberg sole CEO, I believe this is the logical time to indicate my plans.

          "Verizon is fortunate to have a wealth of financial and operational talent, enabling the company to steer itself through periods of growth as well as challenge," he added. "I am fully


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Verizon News Release, page 2


confident that this management team's capabilities will shine in the months and years ahead, and I am proud to have been a part of it."

         Seidenberg said, "Fred's financial integrity and knowledge of the business have set the standard for the industry. He's been much more than a strong CFO. He's been a key strategist and architect of our current position, and has contributed to the strength of our company in countless ways. He's also been a personal friend and partner to me over many, many years. We will miss him, but are grateful that he has agreed to help provide a seamless transition to new financial leadership."

         Verizon Chairman Chuck Lee said, "For the last four years, Ivan and I have worked diligently to create and launch Verizon. Fred Salerno has been integral to the success of this massive undertaking. As a former CFO myself, I can say that, by any standard, Fred has been a world-class financial officer for our company."

         Salerno, 58, will work over the next several months with Seidenberg to ensure a smooth transition to a new CFO. Following his departure, Salerno plans to devote more of his time to other business interests, nonprofit activities and his family.

         Since the completion of the Bell Atlantic/GTE merger in June 2000, Salerno has helped to lead Verizon's successful efforts to integrate the two companies and generate more than $2 billion in merger expense synergies.

         Prior to the Bell Atlantic/GTE merger, Salerno was senior executive vice president and chief financial officer of Bell Atlantic. He was a member of the Office of the Chairman, with responsibility for the company's strategic planning efforts, business development and finance. He also had oversight of the company's portfolio of international wireline investments.


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Verizon News Release, page 3


         Salerno served as a lead negotiator in Bell Atlantic's merger with GTE, the 1997 merger of Bell Atlantic and NYNEX, and the combination of the U.S. wireless assets of Bell Atlantic and Vodafone into the country's largest wireless provider, Verizon Wireless. He also directed the successful efforts to realize the annual expense savings, capital efficiencies and revenue gains from the merger of NYNEX and Bell Atlantic.

         Prior to his appointment as Bell Atlantic's Chief Financial Officer, Salerno was vice chairman-finance and business development at NYNEX, a position he assumed in 1994. Salerno had served as vice chairman of NYNEX and president-Worldwide Services since March 1991.

         A native New Yorker, Salerno joined New York Telephone in 1965 and was elected vice president in 1983, when he directed the divestiture of the company from the Bell System. In 1985, he was promoted to executive vice president and chief operating officer of New England Telephone. In 1987, Salerno was appointed president and chief executive officer of New York Telephone.

         Salerno is a member of the boards of AVNET, Inc.; Bear Stearns Company, Inc.; Viacom, Inc., and Manhattan College.

         An active participant in support of community and educational issues, Salerno in 1988 was named chairman of New York's Temporary State Commission on the Distribution of State Aid to Local School Districts by Gov. Mario Cuomo. In 1990, Cuomo appointed him chairman of the board of trustees of the State University of New York, and he served in that capacity until February 1996. Salerno is president of the Inner-City Scholarship Fund and has served as chairman of the Archdiocese of New York's Partnership for Quality Education Campaign. In September 1999, the National Italian American Foundation gave him its Special Achievement Award for Humanitarian Service.


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Verizon News Release, page 4


         In 1997, New York Gov. George Pataki appointed Salerno to serve on the state's International Business Development Council.

         Salerno is a member of the American Association of the Sovereign Military Order of the Knights of Malta, an international relief organization with permanent observer status in the United Nations.

         He received a bachelor of science degree in electrical engineering from Manhattan College and a master of business administration degree from Adelphi University.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
133.8 million access line equivalents and approximately 29.6 million wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and nearly 248,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.


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